Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-258698) on Form S-3 and (Nos. 333-259854, 333-271855 and 333-281408) on Form S-8 of OppFi Inc. of our report dated March 11, 2025, relating to the consolidated financial statements of OppFi Inc., appearing in this Annual Report on Form 10-K of OppFi Inc. for the year ended December 31, 2024.

/s/ RSM US LLP

Chicago, Illinois
March 11, 2025